Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIGNING DAY SPORTS, INC.

Signing Day Sports, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Signing Day Sports, Inc.

SECOND: Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to insert at the end of Article IV as a new Paragraph C of Article IV:

“C. Upon the effectiveness of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation adding this Section C. (the “Reverse Stock Split Effective Time”), each forty-eight (48) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares shall receive a whole share of Common Stock in lieu of any fractional shares of Common Stock. Each certificate that immediately prior to the Reverse Stock Split Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to any elimination of fractional share interests.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment shall become effective at 12:01 a.m. Eastern Standard Time on November 16, 2024.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of November, 2024.

By:	/s/ Daniel Nelson
Title:	Chief Executive Officer
Name:	Daniel Nelson

State of Delaware Secretary of State Division of Corporations Delivered 11:01 AM 11/14/2024 FILED 11:01 AM 11/14/2024 SR 20244210177 - File Number 3021086